Exhibit 2.1


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                        AGREEMENT AND PLAN OF MERGER



                       Dated as of November 23, 1998



                                   Among



                        J. C. PENNEY COMPANY, INC.,



                          LEGACY ACQUISITION CORP.



                                    And



                         GENOVESE DRUG STORES, INC.






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                             TABLE OF CONTENTS


                                                                       Page

Parties and Recitals .................................                   1


                                 ARTICLE I

                                 The Merger

SECTION 1.01.   The Merger ...........................                   2
SECTION 1.02.   Closing ..............................                   2
SECTION 1.03.   Effective Time .......................                   2
SECTION 1.04.   Effects ..............................                   3
SECTION 1.05.   Certificate of Incorporation and
                  Bylaws ............................                    3
SECTION 1.06.   Directors ............................                   3
SECTION 1.07.   Officers .............................                   3


                                 ARTICLE II

                     Effect on the Capital Stock of the
             Constituent Corporations; Exchange of Certificates

SECTION 2.01.   Effect on Capital Stock ..............                   3
SECTION 2.02.   Exchange of Certificates .............                   5


                                ARTICLE III

               Representations and Warranties of the Company

SECTION 3.01.   Organization, Standing and Power ......                 10
SECTION 3.02.   Company Subsidiaries; Equity Interests.                 10
SECTION 3.03.   Capital Structure .....................                 11
SECTION 3.04.   Authority; Execution and Delivery;
                  Enforceability ......................                 12
SECTION 3.05.   No Conflicts; Consents ................                 13
SECTION 3.06.   SEC Documents; Undisclosed
                  Liabilities .........................                 15
SECTION 3.07.   Information Supplied ..................                 16
SECTION 3.08.   Absence of Certain Changes or Events ..                 16
SECTION 3.09.   Taxes .................................                 18
SECTION 3.10.   Absence of Changes in Benefit Plans ...                 20
SECTION 3.11.   ERISA Compliance; Excess Parachute
                  Payments ............................                 20
SECTION 3.12.   Litigation ............................                 23
SECTION 3.13.   Compliance with Company Permits .......                 24



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SECTION 3.14.   Brokers; Schedule of Fees and
                  Expenses ............................                 24
SECTION 3.15.   Opinion of Financial Advisor ..........                 25
SECTION 3.16.   No Default ............................                 25
SECTION 3.17.   Real Property .........................                 25
SECTION 3.18.   Intellectual Property .................                 26
SECTION 3.19.   Environmental Matters .................                 27
SECTION 3.20.   Product Liability .....................                 28
SECTION 3.21.   Insurance .............................                 28
SECTION 3.22.   Contracts .............................                 28


                                 ARTICLE IV

              Representations and Warranties of Parent and Sub

SECTION 4.01.   Organization, Standing and Power ......                 29
SECTION 4.02.   Interim Operations of Sub..............                 29
SECTION 4.03.   Capital Structure .....................                 29
SECTION 4.04.   Authority; Execution and Delivery;
                  Enforceability ......................                 31
SECTION 4.05.   No Conflicts; Consents ................                 32
SECTION 4.06.   SEC Documents; Undisclosed
                  Liabilities .........................                 33
SECTION 4.07.   Information Supplied ..................                 33
SECTION 4.08.   Absence of Certain Changes or Events ..                 34
SECTION 4.09.   Taxes .................................                 35
SECTION 4.10.   Litigation.............................                 35
SECTION 4.11.   Compliance with Applicable Laws........                 35
SECTION 4.12.   Parent Rights Agreement................                 35


                                 ARTICLE V

                 Covenants Relating to Conduct of Business

SECTION 5.01.   Conduct of Business ...................                 36
SECTION 5.02.   No Solicitation .......................                 40


                                 ARTICLE VI

                           Additional Agreements

SECTION 6.01.   Preparation of the Form S-4 and the
                  Proxy Statement; Stockholders
                  Meetings ...........................                  42
SECTION 6.02.   Access to Information;
                  Confidentiality ....................                  44
SECTION 6.03.   Reasonable Efforts; Notification .....                  45
SECTION 6.04.   Company Stock Options.................                  47



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SECTION 6.05.   Benefit Plans ........................                  50
SECTION 6.06.   Indemnification ......................                  52
SECTION 6.07.   Fees and Expenses ....................                  54
SECTION 6.08.   Public Announcements .................                  54
SECTION 6.09.   Transfer Taxes .......................                  55
SECTION 6.10.   Affiliates ...........................                  55
SECTION 6.11.   Stock Exchange Listing ...............                  55
SECTION 6.12.   Tax Treatment ........................                  55
SECTION 6.13.   Eckerd Board .........................                  56
SECTION 6.14.   Parent Rights ........................                  56
SECTION 6.15.   Charitable Giving ....................                  56


                                ARTICLE VII

                            Conditions Precedent

SECTION 7.01.   Conditions to Each Party's
                  Obligation To Effect The Merger ....                  56
SECTION 7.02.   Conditions to Obligations of Parent
                  and Sub ...........................                   57
SECTION 7.03.   Conditions to Obligations of the
                  Company ...........................                   59


                                ARTICLE VIII

                     Termination, Amendment and Waiver

SECTION 8.01.   Termination  .........................                  60
SECTION 8.02.   Effect of Termination ................                  62
SECTION 8.03.   Amendment ............................                  62
SECTION 8.04.   Extension; Waiver ....................                  62
SECTION 8.05.   Procedure for Termination, Amendment,
                  Extension or Waiver ................                  62


                                 ARTICLE IX

                             General Provisions

SECTION 9.01.   Nonsurvival of Representations
                  and Warranties .....................                  63
SECTION 9.02.   Notices ..............................                  63
SECTION 9.03.   Definitions ..........................                  64
SECTION 9.04.   Interpretation; Disclosure Letters ...                  64
SECTION 9.05.   Severability .........................                  65
SECTION 9.06.   Counterparts .........................                  65
SECTION 9.07.   Entire Agreement; Third-Party
                  Beneficiaries ......................                  65
SECTION 9.08.   Governing Law ........................                  65



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SECTION 9.09.   Assignment ...........................                  65
SECTION 9.10.   Enforcement ..........................                  66


EXHIBITS

Exhibit A       Restated Certificate of Incorporation of
                Surviving Corporation (Section 1.05)
Exhibit B       Form of Company Affiliate Letter
                (Section 6.10)
Exhibit C       Form of Parent Representation Letter
                (Section 6.12)
Exhibit D       Form of Company Representation Letter
                (Section 6.12)
Exhibit E       Form of Company Legal Opinion
                (Section 7.02(f))
Exhibit F       Form of Opinion of Delaware Counsel of the
                Company (Section 7.02(f))
Exhibit G       Form of Parent Legal Opinion
                (Section 7.03(e))
Exhibit H       Form of Opinion of Delaware Counsel of the
                Parent (Section 7.03(e))








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                              AGREEMENT AND PLAN OF MERGER,
                         dated as of November 23, 1998 (this
                         "Agreement"), among J. C. PENNEY
                         COMPANY, INC., a Delaware corporation
                         ("Parent"),LEGACY ACQUISITION CORP.,
                         a Delaware corporation and a wholly
                         owned subsidiary of Parent ("Sub"),
                         and GENOVESE DRUG STORES, INC., a
                         Delaware corporation (the "Company").


          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), not owned directly by Parent, Sub or the Company, shall be converted into the right to receive common stock, par value $0.50 per share, of Parent (the "Parent Common Stock");

          WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the "Principal Company Stockholders") are entering into an agreement (the "Company Stockholder
Agreement" and, together with this Agreement, the "Transaction
Agreements") pursuant to which the Principal Company
Stockholders will agree to take specified actions in furtherance of the Merger;

          WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.




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          NOW, THEREFORE, in consideration of the foregoing
and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                           ARTICLE I

                          The Merger

          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent (subject to the consent of the Company, which consent shall not be unreasonably withheld), any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger and the other transactions contemplated by the Transaction Agreements are sometimes referred to in this Agreement collectively as the "Transactions".

          SECTION 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

          SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

          SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

          SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.


                          ARTICLE II

              Effect on the Capital Stock of the
      Constituent Corporations; Exchange of Certificates

          SECTION 2.01. Effect on Capital Stock. At the
Effective Time, by virtue of the Merger and without any



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action on the part of the holder of any shares of Company
Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving
Corporation.

          (b) Cancelation of Treasury Stock and Parent- Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b), 2.01(e) and 2.02(e), each issued and outstanding share of Company Common Stock shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the quotient obtained by dividing (i) $30.00 (the "Price") by (ii) the Fair Market Value (as defined below); provided, however, that in no event shall the Exchange Ratio be greater than 0.6709 or less than 0.5489. "Fair Market Value" means an amount equal to the average of the closing sale prices for the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), as reported in The Wall Street Journal, Northeastern edition, for the Random Trading Days; and "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date) (such twenty trading day period is referred to herein as the "Valuation Period"). The Random Trading Days shall be selected by lot by the Company and Parent at 5:00 p.m., New York time, on the second complete trading day prior to the date they select as the Closing Date pursuant to
Section 1.02.

          (2) The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e) are referred to collectively as "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

          (3) The foregoing notwithstanding, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, split, combination or exchange of shares, the method of calculating the Exchange Ratio, including the amount of the Price and the minimum and maximum Exchange Ratio, shall be appropriately adjusted to reflect such stock dividend, subdivision, split, combination or exchange.

          (d) Stock Options. Each outstanding Company Employee
Stock Option (as defined in Section 6.04) shall be treated in the manner set forth in Section 6.04.

          (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Class B Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and to have become exchangeable for the right to receive the Merger Consideration as provided in
Section 2.01(c). The Company shall give Parent (i) prompt notice of any written objection to the Merger from any holder of Appraisal Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to any such holder of Appraisal Shares. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distri butions with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and reasonably acceptable to the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by such transfer and by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the right to receive shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.

          (2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the Fair Market Value. All fractional shares to which a single record holder would be entitled shall be aggregated. Calculations made pursuant to this Section 2.02(e) shall be rounded to three decimal places.

          (3) As soon as practicable after the determina tion of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Parent Common Stock made available to the Exchange Agent that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i).

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock or Parent Common Stock (or dividends or distributions with respect thereto), as the case may be, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) Missing Certificates. In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, together with any unpaid dividends and distributions with respect to shares of Parent Common Stock as provided in Section 2.02(c), deliverable in respect thereto pursuant to this Agreement.

          (j) Backup Withholding of Tax. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amount as Parent (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold pursuant to backup withholding rules under the Code with respect to the making of such payments. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.


                          ARTICLE III

         Representations and Warranties of the Company

          The Company represents and warrants to Parent and Sub as follows:

          SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease and operate its properties and to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have (i) a material adverse effect on the Company (as defined in Section 9.03) or (ii) a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements or to consummate the Transactions (collectively, a "Company Material Adverse Effect"). The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

          SECTION 3.02. Company Subsidiaries; Equity
Interests. (a) The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter") lists each Company Subsidiary and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

          (b) Except for its interests in the Company
Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter and acquisitions after the date of this Agreement permitted by Section 5.01(a)(iv), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or option or other right to acquire any such interest, in any person, with a fair market value as of the date of this Agreement in excess of $100,000.

          SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock and 12,000,000 shares of Class B Common Stock. At the close of business on November 19, 1998, (i) 7,529,913 shares of Class A Common Stock and 6,230,566 shares of Class B Common Stock were issued and outstanding, (ii) 60,559 shares of Class A Common Stock and 3,994 shares of Class B Common Stock were held by the Company in its treasury and (iii) 1,398,240 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Company Employee Stock Options (as defined in Section 6.04), 629,828 additional shares of Class A Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04) and 27,481 shares of Class A Common Stock were reserved for issuance pursuant to the Company's 1987 Executive Bonus and Stock Plan. Except as set forth above, at the close of business on November 19, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and no securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock, Voting Company Debt (as defined below) or other voting securities of the Company or any Company Subsidiary were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined in Section 6.04). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the

Company Charter, the Company Bylaws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or other voting securities of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except for the Company Stockholder Agreement and the Existing Stockholder Agreement (as defined therein), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the right of the Company to vote the stock of any of the Company Subsidiaries.

          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity.

          (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement and the Merger are advisable. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the other Transaction Agreements, the Merger and the other Transactions the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

          (c) The only vote of holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock, voting together as a single class (the "Company Stockholder Approval").

          SECTION 3.05. No Conflicts; Consents. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or
(iii) subject to the filings and other matters referred to in
Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government, or permit from any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders (the "Proxy Statement"), and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental laws, including the New Jersey Environmental Cleanup Responsibility Act and the Connecticut Environmental Transfer Law, (v) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which the Company and the Company Subsidiaries do business,

(vi) such filings as may be required in connection with the Taxes described in Section 6.09 and (vii) such other items (A) required solely by reason of the participation of Parent (as opposed to any other third party) in the Transactions, (B) that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or (C) as are set forth in the Company Disclosure Letter.

          SECTION 3.06. SEC Documents; Undisclosed
Liabilities. The Company has filed and made available to Parent true and correct copies of all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since February 2, 1996 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with applicable requirements of GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are material). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          Except as disclosed in the Filed Company SEC
Documents or in the Company Disclosure Letter, as of the date of this Agreement, there are no material agreements, arrangements or understandings between the Company and any party who is, or at any time after February 2, 1996 was, an affiliate of the Company that are required to be disclosed in the Filed Company SEC Documents.

          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub, in writing, for inclusion or incorporation by reference in the Proxy Statement.

          SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Letter, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary;

          (ii) except as permitted by Section 5.01(a)(i), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase, redemption or other acquisition for value by the Company or any Company Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Subsidiary;

          (iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company (other than conversions of shares of Class B Common Stock into Class A Common Stock in accordance with the terms thereof);

          (iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement or arrangement with any such director or executive officer;

          (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (vi) any material elections with respect to Taxes
     (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the

     Company or any Company Subsidiary of any material Tax liability or refund; or

          (vii) any amendment of any material term of any outstanding equity security of the Company or any Company
     Subsidiary.

          SECTION 3.09. Taxes. Except as set forth in the Company Disclosure Letter:

          (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a Company Subsidiary, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

          (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

          (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through the fiscal year ended February 3, 1994. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

          (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

          (e) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (g) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

          (h) Neither the Company nor any Company Subsidiary has filed a consent pursuant to the provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) (or any corresponding provision of state or local law) apply to any disposition of any asset owned by the Company or any Company Subsidiary, as the case may be.

          (i) Neither the Company nor any Company Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

          (j) The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes.

          (k) No property owned by the Company or any Company Subsidiary (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code, or (iv) is "limited use property" (as that term is used in Rev. Proc. 76-30).

          (l) To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company
Subsidiary is subject to an audit in process.

          (m) For purposes of this Agreement:

          "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary.

          SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) The Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and actuarial reports, if any, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

          (b) All Company Pension Plans intended to be tax-qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

          (c) Except as disclosed in the Company Disclosure Letter, no Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the
Code), whether or not waived. None of the Company, any Company Subsidiary, any officer of the Company or any of its Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the
Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any multiemployer pension plan (within the meaning of Section 4001(a)(3) of ERISA).

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time.

          (e) Other than payments that may be made to the persons listed in the Company Disclosure Letter (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (f) None of the Company Benefit Plans (i) is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or (ii) promises or provides retiree medical or life insurance benefits to any person (other than as required by law).

          (g) None of the Company Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the Transactions.

          (h) Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has an obligation to adopt any new Company Benefit Plan or, except as required by law, the amendment of an existing Company Benefit Plan.

          (i) Except as disclosed in the Company Disclosure Letter, as of the date of this Agreement, each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

          (j) As of the date of this Agreement, the Company is not aware of any material claims relating to the Company
Benefit Plans other than claims for benefits in the ordinary course.

          (k) Neither the Company nor any Company Subsidiary is party to a collective bargaining agreement, and no employees of the Company or any Company Subsidiary are represented by any labor organization. To the knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, as of the date of this Agreement, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary.

          (l) There are no complaints, charges or claims against the Company or any Company Subsidiary pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary which, if resolved against the Company or any Company Subsidiary, as the case may be, could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary ("Company Litigation") that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any material Judgment ("Company Order") outstanding against the Company or any Company Subsidiary. The Company Disclosure Letter lists any pending Company Litigation or outstanding Company Order, as of the date of this Agreement, with respect to which the uninsured exposure or loss exceeds $150,000.

          SECTION 3.13. Compliance with Company Permits. Except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for those Company Permits the absence of which, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with all Company Permits, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Company Permit, except for allegations of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes or environmental matters, which are the subject of Sections 3.09 and 3.19, respectively.

          SECTION 3.14. Brokers; Schedule of Fees and
Expenses. Except as disclosed in the Company Disclosure Letter, no broker, investment banker, financial advisor, consultant, attorney, accountant, actuary, proxy solicitor or other person, other than Goldman, Sachs & Co. and S.V. Murphy & Co., Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, attorney's, financial advisor's or other similar fee, reimbursement of expenses or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Goldman, Sachs & Co. and S.V. Murphy & Co., Inc. relating to the Merger and the other Transactions.

          SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent, it being understood and agreed by Parent that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent, its affiliates or any of their respective stockholders.

          SECTION 3.16. No Default. Neither the Company nor any Company Subsidiary is, or has received any notice that it is, in default or violation (and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation) of any provision of (i) their respective charter and by-laws, (ii) any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is, at the date of this Agreement, a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) any Judgment or Applicable Law applicable to the Company or any Company Subsidiary, except in the case of clauses (ii) and (iii) above, for defaults or violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.17. Real Property. (a) Except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary has good and marketable title to all of their respective material real property owned in fee by them, and valid leasehold interests in all material real property leased by them, in each case free and clear of all Liens or title defects, except for such Liens or title defects that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the real property owned or leased by the Company or the Company Subsidiaries comply and conform with all Applicable Laws relating to their use and operation, including the provisions of the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. ss. 12191 et seq., except to the extent that such non compliance or nonconformity could not reasonably be expected to have a Company Material Adverse Effect. This Section 3.17(a) does not relate to matters with respect to Taxes or environmental matters, which are the subject of Sections 3.09 and 3.19, respectively.

          (b) Except as set forth in the Company Disclosure Letter, there are no material leases, subleases, surface or subsurface use agreements, tenancy arrangements or other similar instruments or encumbrances to which the Company or any Company Subsidiary is a party that will be in force or effect as of the Closing Date that grant to any person any right relating to the ownership or use of all or any part of the real property owned or leased by the Company or any Company Subsidiary, in each case, other than such rights granted in the ordinary course of business consistent with past practice and those rights granted in accordance with
Section 5.01(a). Neither the Company nor any Company Subsidiary has granted to any person any material rights in, or material right or option to acquire, fee title (or any portion thereof) to the material real property owned by the Company or any Company Subsidiary in fee, in each case, other than such rights or options granted in the ordinary course of business consistent with past practice and those granted in accordance with Section 5.01(a). As of the date of this Agreement, the Company and the Company Subsidiaries, respectively, enjoy peaceful possession of all material real property leased by the Company or such Company Subsidiaries, and the Company has delivered to Parent copies of all such leases, which copies contain all of the material terms and conditions of such leases.

          (c) The assets, properties, rights and contracts of the Company and the Company Subsidiaries, taken as a whole, are sufficient to permit the Company and the Company Subsidiaries to conduct their business in all material respects as currently being conducted. Except as set forth in the Company Disclosure Letter, the Company has no continuing material obligations relating to the assets of any operations that have been disposed of.

          SECTION 3.18. Intellectual Property. The Company and the Company Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and the Company Subsidiaries (collectively, the "Company Intellectual Property"), except for such failures to possess that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company or the Company Subsidiaries does not infringe upon or violate any material right, title, interest in any material intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, or copyright of any other person, except for such infringements or violations that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has received no written notice that the use of any trade dress by the Company or any Company Subsidiary infringes upon or violates any trade dress rights of any other person, except for such infringements or violations that could not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.19. Environmental Matters. (a) Except as disclosed in the Company Disclosure Letter or in the Filed Company SEC Documents, (i) the Company, the Company Subsidiaries and their respective operations and any owned, leased or operated real property are in compliance with all Environmental Laws, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (ii) no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property owned, operated or leased by the Company or any Company Subsidiary alleging the violation of or seeking to impose liability pursuant to any Environmental Law, and there are no investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property owned, operated or leased by the Company or any Company Subsidiary, which in any case could reasonably be expected to result in the Company incurring material Environmental Costs and Liabilities; and (iii) there are no facts, circumstances or conditions relating to, arising from or attributable to the Company or any Company Subsidiary or any real property currently owned, operated or leased by the Company or any Company Subsidiary that are reasonably likely to result in the Company incurring material Environmental Costs and Liabilities.

          (b) The Company has provided or made available to Parent copies of all environmentally-related audits, assessments, studies, reports, analyses and results of investigations (prepared within the last five years) of the real property currently owned, operated or leased by the Company or any Company Subsidiary that are in the possession, custody or control of the Company.

          (c) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies to clean up, remove, treat or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

          (d) "Environmental Law" means any applicable, Federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety.

          (e) "Hazardous Material" means any substance, material or waste which is regulated by any Governmental
Entity as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect, including, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

          SECTION 3.20. Product Liability. There are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, and to the knowledge of the Company there is no reasonable basis for any claim, against the Company or any Company Subsidiary, for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by the Company or any Company Subsidiary, including claims arising out of the defective or unsafe nature of such products or services, which could reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.21. Insurance. The Company Disclosure Letter contains a true and complete listing of the Company's and each Company Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties (including products liability and completed operations coverage) and worker's compensation, in effect as of the date of this Agreement.

          SECTION 3.22. Contracts. Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement that expressly limits the ability of the Company or any Company Subsidiary or affiliate to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. The Company Disclosure Letter sets forth all claims received by the Company as of the date of this Agreement for indemnification made by third parties pursuant to the terms of agreements relating to the disposition by the Company of lines of business since February 2, 1996.

                          ARTICLE IV

       Representations and Warranties of Parent and Sub

          Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

          SECTION 4.01. Organization, Standing and Power. (a) Each of Parent and each of its subsidiaries, including Sub (the "Parent Subsidiaries"), is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its businesses as presently conducted, other than, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing could not reasonably be expected to have
(i) a material adverse effect on Parent (as defined in Section 9.03) or (ii) a material adverse effect on the ability of Parent to perform its obligations under the Transaction Agreements or to consummate the Transactions (collectively, a "Parent Material Adverse Effect"). Parent and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificates of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the "Parent Bylaws"), and the comparable charter and organizational documents of Sub, in each case as amended through the date of this Agreement.

          SECTION 4.02. Interim Operations of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

          SECTION 4.03. Capital Structure. (a) The authorized capital stock of Parent consists of 1,250,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, without par value (together with the Parent Common Stock, the "Parent Capital Stock"). At the close of business on November 18, 1998, (i) 254,359,353 shares of Parent Common Stock and 803,346.643 shares of Series B ESOP Convertible Preferred Stock of Parent were issued and outstanding, (ii) 15,900 shares of Parent Common Stock were held by Parent in its treasury, (iii) as of October 30, 1998, 7,431,499 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase Parent Common Stock granted under Parent Stock Plans (as defined in Section 6.04), (iv) 1,600,000 shares of Series A Junior Participating Preferred Stock of Parent were reserved for issuance in connection with the rights (the "Parent Rights") issued pursuant to the Rights Agreement dated as of February 14, 1990 (as amended from time to time, the "Parent Rights Agreement"), between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent and (v) 72,904 shares of Parent Common Stock remain reserved for issuance in connection with Parent's previous acquisitions of Fay's Incorporated and of Eckerd Corporation. Except as set forth above, at the close of business on November 18, 1998, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and no securities of Parent or any Parent Subsidiary convertible into or exchangeable for, shares of capital stock, Voting Parent Debt (as defined below) or other voting securities of the Parent were issued, reserved for issuance or outstanding, reserved for issuance or outstanding. There are no outstanding Parent SARs (as defined in Section 6.04) that were not granted in tandem with a related Parent Employee Stock Option. All outstanding shares of Parent Capital Stock are, and all such shares that may be issued prior to the Effective Time or pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Parent Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt or other voting securities of Parent or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repur chase, redeem or otherwise acquire any shares of capital stock of Parent. Parent has made available to the Company a complete and correct copy of the Parent Rights Agreement as amended to the date of this Agreement.

          (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity.

          (b) The Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held duly adopted resolutions approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable to this Agreement and the other Transaction Agreements, the Merger and the other Transactions the provisions of Article Seventh of the Parent Charter. To Parent's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

          (c) No vote of holders of any class or series of capital stock of Parent is necessary to approve any Transaction Agreement or Transaction.

          SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.05(b), any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable environmental laws, including the New Jersey Environmental Cleanup Responsibility Act and the Connecticut Environmental Transfer Law, (v) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which Parent and the Parent Subsidiaries do business, (vi) such filings as may be required in connection with the Taxes described in Section 6.09 and (vii) such other items (A) required solely by reason of the participation of the Company (as opposed to any other third party) in the Transactions or
(B) that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.06. SEC Documents; Undisclosed
Liabilities. Parent has filed and made available to the Company true and correct copies of all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 27, 1996 (the "Parent SEC Documents"). As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regula tions of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with the applicable requirements of GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are material). Except as set forth in the Filed Parent SEC Documents (as defined in Section 4.08), as of the date of this Agreement neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company, in writing, for inclusion or incor poration by reference therein.

          SECTION 4.08. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), from the date of the most recent financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to Parent's industry in general and not specifically relating to Parent or any Parent Subsidiary;

          (ii) any declaration, setting aside or payment of any extraordinary dividend or other extraordinary distribution (whether in cash, stock or property) with respect to any capital stock of Parent or any repurchase for value by Parent of any capital stock of Parent in violation of Section 5.01(b)(i); or

          (iii) any reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of Parent.

          SECTION 4.09. Taxes. (a) Neither Parent nor Sub (nor any other subsidiary of Parent) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (b) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 4.10. Litigation. Except as disclosed in the Filed Parent SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary ("Parent Litigation") that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, nor is there any material Judgment ("Parent Order") outstanding against Parent or any Parent Subsidiary, in the case of any Parent Subsidiary, that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.11. Compliance with Applicable Laws. Except as disclosed in the Filed Parent SEC Documents, Parent and Parent Subsidiaries are in compliance with all Applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance with any Applicable Law, except for allegations of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.11 does not relate to matters with respect to Taxes.

          SECTION 4.12. Parent Rights Agreement. The execution and delivery of this Agreement and the other Transaction Agreements by Parent and Sub and consummation of the Merger and the other Transactions will not result in the grant or distribution of any Parent Rights to any person under the Parent Rights Agreement (except for the Parent Rights attached to the Parent Common Stock issuable in the Merger or pursuant to this Agreement) or enable or require any Parent Rights to be exercised or triggered.


                           ARTICLE V

           Covenants Relating to Conduct of Business

          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Parent and Sub acknowledge that officers and employees of the Company may voluntarily terminate employment with the Company, and that the Company has no control over such voluntary terminations. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of
Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock for the fiscal quarter ended November 6, 1998, not in excess of $0.07 per share, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy, and (3) if the Effective Time has not occurred on or prior to April 10, 1999, regular quarterly cash dividends with respect to the Company Common Stock for the fiscal quarter ending January 29, 1999, not in excess of

     $0.07 per share, in accordance with the Company's past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell or grant, or authorize the issuance, delivery, sale or grant of, (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or
     (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock in accordance with the terms thereof and the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

          (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (1) entry into new real property leases up to the amount set forth for leases in Schedule 5.01(a)(ix) to the Company Disclosure Letter (including up to $500,000 in overruns if otherwise permitted under Section 5.01(a)(ix)) and (2) purchases of prescription files, inventory and assets in the ordinary course of business consistent with past practice;

          (v) (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish any new benefit plans or arrangements, (D) enter into any new, or amend any existing, employment, consulting, indemnification, severance or termination agreement with any executive officer or director, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien, or agree to sell, lease (as lessor), license or otherwise dispose of or subject to any Lien, any of its assets except (1) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, (2) dispositions or proposed dispositions listed in the Company Disclosure Letter, or (3) Liens suffered and dispositions made in the ordinary course of business consistent with prior practice that are not material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

          (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under the Company's existing credit facilities and refinancings of existing debt (in the same or smaller principal amounts) that permit prepayment of such debt without penalty;

          (ix) make or agree to make any new capital expenditure or expenditures that, in the aggregate, exceed by more than $500,000, the amount set forth for capital expenditures in the budget attached as Schedule
     5.01(a)(ix) to the Company Disclosure Letter;

          (x) make any material Tax election or settle or compromise any material Tax liability or refund;

          (xi) except as permitted by Section 5.01(a)(v), enter into any material agreement, arrangement or understanding with any party who is an affiliate of the Company that would be required to be disclosed in the Company SEC Documents; or

          (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

The Company shall promptly provide Parent with true, correct and complete copies of any and all leases which are entered into, amended, renewed, replaced or extended after the date of this Agreement. The Company shall promptly notify Parent of the commencement after the date of this Agreement of any Company Litigation involving an amount in controversy in excess of $500,000.

          (b) Conduct of Business by Parent. Except for matters otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters otherwise contemplated by the Transaction

Agreements, from the date of this Agreement to the Effective
Time, Parent shall not, and shall not permit any Parent
Subsidiary to, do any of the following without the prior written consent of the Company:

          (i) (A) in the case of Parent, declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions in respect of, any of its capital stock, (B) in the case of Parent, reclassify any of its capital stock or issue or author ize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, or (C) during the Valuation Period, purchase, redeem or otherwise acquire any shares of capital stock of Parent or any rights, warrants or options to acquire any such shares;

          (ii) in the case of Parent, amend its certificate of incorporation or bylaws, except for such amendments to its certificate of incorporation or bylaws that do not have a material adverse affect on the Merger and the other Transactions;

          (iii) amend the Parent Rights Agreement, except for such amendments that do not (x) have a material adverse effect on the Merger and the other Transactions or (y) discriminate against holders of Company Common Stock; or

          (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

          (c) Other Actions. Except as contemplated by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party being untrue in any material respect or (ii) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

          (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

          SECTION 5.02. No Solicitation. (a) From and after the date of this Agreement, without the prior written consent of Parent, the Company shall not, and shall not authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of the respective directors, officers, employees, agents, accountants, counsel, financial advisors and other representatives of the Company or any of the Company Subsidiaries (collectively, "Representatives") to, (i) directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action knowingly to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 5.02(c)) or (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. As of the date of this Agreement, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by it or its Representatives with respect to the foregoing. The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal. The Company agrees that it will notify Parent orally and in writing promptly (but in any event within 24 hours) of any such inquiries, offers or proposals (including the terms and conditions of any such proposal).

          (b) Neither the Company Board nor any committee thereof shall withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of this Agreement unless, prior to receipt of the Company Stockholder Approval, the Company Board determines in good faith, based on the advice of outside counsel of nationally recognized standing (which shall include Cravath, Swaine & Moore and Morris, Nichols, Arsht & Tunnell), that it is necessary to do so in order to comply with its fiduciary obligations, in which case the Company Board or such committee may so withdraw or modify its approval or recommendation of the Merger and this Agreement.

          (c) For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a major amount of the assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 50% or more of the total voting power of all outstanding equity securities of the Company or any tender offer or exchange offer (including by the Company or any of its subsidiaries) that if consummated would result in any person beneficially owning 50% or more of the total voting power of all outstanding equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

          (d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable laws. No action taken pursuant to this Section 5.02(d) shall be deemed to be a withdrawal or modification for purposes of
Section 5.02(b); provided, that the Company Board has not formally withdrawn its recommendation of this Agreement or its declaration of the advisability of the Merger pursuant to
Section 251 of the DGCL.


                          ARTICLE VI

                     Additional Agreements

          SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company and Parent shall each give the other party an opportunity to review, comment on and make reasonable changes to the Proxy Statement and the Form S-4, respectively. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

          (b) If at any time prior to the Effective Time any event with respect to the Company or any Company Subsidiary, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company will promptly notify Parent of such event, and the Company shall cooperate with Parent in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

          (c) If at any time prior to the Effective Time any event with respect to Parent or any Parent Subsidiary, or with respect to other information supplied by the Parent for inclusion in the Proxy Statement or the Form S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent will promptly notify the Company of such event, and Parent shall cooperate with Company in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

          (d) The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall consult with Parent in determining a date for such meeting that is reasonably acceptable to Parent and the Company. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b).

          (e) The Company shall instruct Deloitte & Touche LLP, the Company's independent public accountants, to deliver to Parent a letter dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, the form and substance of which shall be negotiated between Parent and Deloitte & Touche LLP (with the intent that such letter should be customary in scope and substance for letters delivered by such accounting firm in connection with registration statements similar to the Form S-4).

          (f) Parent shall instruct KPMG Peat Marwick LLP, Parent's independent public accountants, to deliver to the Company a letter dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, the form and substance of which shall be negotiated among the Company, Parent and KPMG Peat Marwick LLP (with the intent that such letter should be customary in scope and substance for letters delivered by such accounting firm in connection with registration statements similar to the Form S-4).

          SECTION 6.02. Access to Information; Confidenti ality. Upon reasonable notice, the Company shall, and shall cause its subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent and Sub, reasonable access during normal business hours during the period prior to the Effective Time to all officers, legal and financial representatives, properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as Parent may reasonably request and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. Upon reasonable notice, Parent shall make available all information and personnel which is reasonably requested by the Company. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 18, 1997, between Parent and S.V. Murphy & Co., Inc., as agent for the Company (the "Confidentiality Agreement").

          SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. Notwithstanding the foregoing, neither the Company Board nor the Company shall be prohibited from taking any action permitted by Sections 5.02(b) or 5.02(d), respectively.

          (b) In performing the parties obligations under
Section 6.03(a) relating to Antitrust Laws (as defined below), each of Parent and the Company shall use its reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), or any other Governmental Entity and of any material communication received or given in connection with any suit, action or proceeding by any other person, in each case regarding any of the Transactions, and (iii) permit the other party to review any material communication (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) given by it to, and to consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any suit, action or proceeding by any other person, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In performing the parties obligations under
Section 6.03(a), each of Parent and the Company shall use its reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law. In connection with the foregoing, if any suit, action or proceeding, including any suit, action or proceeding by any person, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its reasonable efforts to contest and resist any such suit, action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing, nothing in this
Section 6.03 shall (i) require a party who has reasonably concluded, at any time after April 15, 1999, that a favorable resolution of any such suit, action or proceeding by the DOJ or the FTC would not be reasonably likely to occur on or prior to the Outside Date (as defined in Section 8.01(b)) to continue to contest and resist any such suit, action or proceeding, unless such suit, action or proceeding could be disposed of by a Threshold Settlement (as defined in Section 6.03(e)) that the DOJ or the FTC has not theretofore rejected or (ii) limit a party's right to terminate this Agreement pursuant to Article VIII, so long as such party has up to then complied in all material respects with its obligations under this Section 6.03.

          (d) If any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit, action or proceeding is instituted by any Governmental Entity or other person challenging any of the Transactions as violative of any Antitrust Law, each of Parent and the Company shall use its reasonable efforts to resolve any such objections or challenges so as to permit consummation of the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and the Company (and, to the extent required by any Governmental Entity, its respective subsidiaries and affiliates over which it exercises control) shall be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (a "Settlement") with a Governmental Entity regarding antitrust matters in connection with the Transactions, but, notwithstanding anything else contained in this Agreement, Parent shall not be required to enter into any Settlement that requires the Company and/or Parent to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of a number of stores of the Company and/or Parent (and its subsidiaries) exceeding the lesser of (i) such number of stores the aggregate revenues of which do not exceed 10% of the aggregate revenues of the Company for the fiscal year ended January 30, 1998 and (ii) 15 stores (such a Settlement so requiring the holding separate, sale or other disposition of such stores being referred to herein as the "Threshold Settlement"). The parties agree that compliance with any such Threshold Settlement may require holding separate, sale or disposition of stores of either or both of the parties.

          (e) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of
(i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obliga tions of the parties under the Transaction Agreements.

          SECTION 6.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i) adjust the terms of all outstanding Company Employee Stock Options to provide that, at the Effective Time, each Company Employee Stock Option out standing immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Employee Stock Option (other than conditions in respect of vesting, it being agreed that all Company Employee Stock Options shall vest at or prior to the Effective Time), the same number of shares of Parent Common Stock as the holder of such Company Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Employee Stock Option in full immediately prior to the Effective Time, at a price per share equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Employee Stock Option divided by
     (B) the number of shares of Parent Common Stock deemed purchasable pursuant to such Company Employee Stock Option;

          (ii) adjust the terms of all outstanding Company Employee Stock Options to provide that, from and after the Effective Time, each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be exercisable for not less than 90 days after termination of the holder's employment for any reason (but not beyond the original term of such Company Employee Stock Option) or such longer period as such Company Employee Stock Option provides as of the date of this Agreement;

          (iii) make such other changes to the Company Stock
     Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld); and

          (iv) ensure that, after the Effective Time, no Company Employee Stock Options may be granted under any Company Stock Plan.

          (b) At the Effective Time, and subject to compliance by the Company with Section 6.04(a), Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Company Employee Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Company Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger). Parent shall comply with the terms of the Company Stock Plans and such agreements.

          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Employee Stock Options assumed in accordance with this Section
6.04. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Company Employee Stock Options and the Company Stock Plans and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Employee Stock Options remain outstanding. Parent shall use reasonable efforts to negotiate with Merrill, Lynch, Pierce Fenner & Smith, Incorporated ("Merrill") to amend the Corporate Stock Option Exercise Program Agreement dated May 1994 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended, relating to the cashless exercise option plan so as to allow such plan to cover Parent Common Stock issued in respect of the Company Employee Stock Options.

          (d) In this Agreement:

          "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company
     Stock Plan and any option listed as a "Company Employee
     Stock Option" in the Company Disclosure Letter.

          "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

          "Company Stock Plans" means the 1984 Employee Stock
     Option and Stock Appreciation Rights Plan and the 1987
     Executive Bonus and Stock Plan.

          "Parent Employee Stock Option" means any option to purchase Parent Common Stock granted under any Parent
     Stock Plan.

          "Parent Stock Plans" means the J. C. Penney Company, Inc. 1984 Equity Compensation Plan, the J. C. Penney Company, Inc. 1989 Equity Compensation Plan, the J. C. Penney Company, Inc. 1993 Equity Compensation Plan and the J. C. Penney Company, Inc. 1997 Equity Compensation Plan.

          SECTION 6.05. Benefit Plans. (a) For a period of not less than twelve months after the Effective Time, Parent shall
(i) either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to employees of the Company and the Company Subsidiaries that, taken as a whole, are no less favorable in the aggregate to such employees than those provided to similarly situated employees of Eckerd Corporation, a wholly owned subsidiary of Parent ("Eckerd"), (ii) make available plans providing for the issuance of Parent Common Stock to employees of the Company and the Company Subsidiaries that are substantially equivalent to those provided to similarly situated employees of Eckerd (taking into account the Company Employee Stock Options that are issued, outstanding and assumed by Parent on the Closing
Date) and (iii) maintain compensation levels of employees of the Company and the Company Subsidiaries, taken as a whole, at least the compensation levels in effect immediately prior to the Effective Time. In addition, Parent shall, and shall cause the Surviving Corporation to, satisfy in full all obligations set forth on Schedule 6.05 to the Company Disclosure Letter.

          (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of, or amended in accordance with, this Agreement), (i) all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter and all other obligations of the Company and each Company Subsidiary under the Company Benefit Plans listed in the Company Disclosure Letter, (ii) all unused vacation days and all personal and sickness days accrued as of the Effective Time in accordance with the vacation and personnel policies of the Company and the Company Subsidiaries in effect as of the date of this Agreement and (iii) all obligations set forth in the Company Disclosure Letter; provided, however, that nothing herein shall be deemed to limit Parent's ability to amend, modify or terminate any of the arrangements described in clauses (i)- (iii) above in accordance with the respective terms of such arrangements.

          (c) With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for benefit accrual purposes under any defined benefit pension plan of Parent or any Parent Subsidiary.

          (d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent agrees to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

          (e) Parent acknowledges that, for purposes of those Company Benefit Plans listed in the Company Disclosure Letter which are specifically identified in the Company Disclosure Letter as being affected, by their respective terms, as a result of the consummation of the Merger constituting a "Change in Control" of the Company, the consummation of the Merger will constitute a "Change in Control" of the Company (as that term is respectively defined in each of such Company Benefit Plans). Parent shall, and shall cause the Surviving Corporation to (i) pay, or cause to be paid, all amounts provided under such Company Benefit Plans as a result of a Change in Control of the Company in accordance with their terms as in effect on the date of this Agreement and (ii) honor all rights and privileges to or with respect to any such Company Benefit Plans as in effect on the date of this Agreement which, by their respective terms, became effective as a result of such Change in Control.

          (f) Parent shall cause the Surviving Corporation at the Effective Time to continue to employ all employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time. Parent shall be under no obligation to cause the Surviving Corporation to continue to employ any such individuals after the Effective Time.

          SECTION 6.06. Indemnification. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $164,250.

          (c) From and after the Effective Time, to the fullest extent permitted by law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company Benefit Plan (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party's duties as an officer or director of the Company or any of its subsidiaries, including in respect of this Agreement, any other Transaction Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 6.06(c), an Indemnified Party must give Parent and the Surviving Corporation prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.06(c), and Parent and the Surviving Corporation shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and the Surviving Corporation do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including attorneys' fees and disbursements, and shall advance such costs and expenses to the Indemnified Party as set forth above, to the fullest extent permitted by law. Neither

Parent nor the Surviving Corporation shall be liable under this Section 6.06(c) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such action, suit, proceeding or investigation, without the prior written consent of Parent and the Surviving Corporation.

          SECTION 6.07. Fees and Expenses. (a) Except for the filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, which filing fees shall be shared equally by Parent and the Company, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) The Company shall pay to Parent a fee of $15,000,000 if the Company Board withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Merger and this Agreement pursuant to Section 5.02(b) and all of the following shall have occurred:

          (i) the Company Stockholder Approval shall not have been obtained on or prior to the Outside Date (as defined in Section 8.01(b)(i)) as a result of (x) the Company's breach or failure to perform its covenant contained in
     Section 6.01(d) or (y) a Principal Company Stockholder's breach or failure to perform in any material respect any of its covenants contained in Sections 3(a)(1), 3(b) or 3(c) of the Company Stockholder Agreement;

          (ii) Parent shall not have breached or failed to perform in any material respect any of its covenants contained in any Transaction Agreement; and

          (iii) this Agreement shall have terminated pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv).

Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the first business day after the date of termination of this Agreement.

          SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required, based upon opinion of counsel, by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being agreed that no such press release or public statement will be made prior to 8:30 a.m., New York time, on the day after this Agreement is signed.

          SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Company, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns, questionnaires, applications or other documents with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

          SECTION 6.10. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identify ing all persons who were, at the date of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

          SECTION 6.11. Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          SECTION 6.12. Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Cravath, Swaine & Moore, solely for the benefit of the Company, and Weil, Gotshal & Manges LLP, solely for the benefit of Parent and Sub, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For purposes of the tax opinions described in Sections 7.02(e) and 7.03(d) of this Agreement, each of Parent and the Company shall provide representation letters substantially in the form of Exhibits C and D, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of the Company and reissued as of the Closing Date. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 6.13. Eckerd Board. Promptly following the
Effective Time, Mr. Leonard Genovese will be invited to join the Board of Directors of Eckerd.

          SECTION 6.14. Parent Rights. For the avoidance of doubt, the parties hereto acknowledge that pursuant to the Parent Rights Agreement, one Parent Right will be attached to each share of Parent Common Stock issued in connection with the Merger upon conversion of Company Common Stock.

          SECTION 6.15. Charitable Giving. For at least three years after the Effective Time, Parent shall cause the Surviving Corporation to continue to make charitable donations to the charities, and in amounts not less than the amounts, set forth in Schedule 6.15 to the Company Disclosure Letter.


                          ARTICLE VII

                     Conditions Precedent

          SECTION 7.01. Conditions to Each Party's Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

          (b) Listing. The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered, and shall have otherwise complied with its obligations under Section 6.03.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent Common Stock pursuant to the Merger.

          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions, any or all of which may be waived in whole or in part by Parent and
Sub:

          (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Absence of Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary. Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to such effect.

          (d) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 6.10 an executed copy of an agreement substantially in the form of Exhibit B.

          (e) Tax Opinion. Parent and Sub shall have received a written opinion, dated as of the Closing Date, from Weil, Gotshal & Manges LLP, special counsel to Parent and Sub, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the representations provided by the parties hereto in the representation letters referred to in Section 6.12.

          (f) Other Opinions. Parent shall have received from the General Counsel of the Company, and from Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company, legal opinions, dated as of the Closing Date, in substantially the forms of Exhibits E and F.

          (g) Existing Stockholder Agreement. The Existing
Stockholder Agreement (as defined in the Company Stockholder
Agreement) shall terminate at the Effective Time.

          SECTION 7.03. Conditions to Obligations of the
Company. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived in whole or in part by the Company:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c) Absence of Parent Material Adverse Effect. Except as disclosed in the Filed Parent SEC Documents, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Parent's industry in general and not specifically relating to the Parent or any Parent Subsidiary. The Company shall have received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer to such effect.

          (d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore, special counsel to the Company, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the representations provided by the parties hereto in the representation letters referred to in Section 6.12.

          (e) Other Opinions. The Company shall have received from the General Counsel of Parent, and from Richards, Layton & Finger, special Delaware counsel to Parent, legal opinions, dated as of the Closing Date, in substantially the forms of Exhibits G and H.


                         ARTICLE VIII

               Termination, Amendment and Waiver

          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger is not consummated on or before May 31, 1999 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iii) if any condition to the obligation of such party to consummate the Merger set forth in
          Section 7.02 (in the case of Parent) or 7.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

               (iv) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval (including any adjournment(s) or postponement(s) thereof), the Company Stockholder Approval is not obtained;

          (c) by Parent, if:

               (1) the Company Board withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Merger and this Agreement pursuant to Section 5.02(b) (provided that Parent must give written notice to the Company of its election to terminate this Agreement pursuant to this clause (1) within 15 days after public announcement of such action by the Company Board); or

               (2) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement); or

               (3) after the date hereof there has been a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary; or

          (d) by the Company, if:

               (1) Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

               (2) after the date hereof there has been a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Parent's industry in general and not specifically relating to the Parent or any Parent Subsidiary.

          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representa tion, warranty or covenant set forth in any Transaction Agreement.

          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 8.05. Procedure for Termination, Amend ment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to
Section 8.03 or an extension or waiver pursuant to Section
8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                          ARTICLE IX

                      General Provisions

          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement pursuant to Section 8.01.

          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agree ment shall be in writing and shall be deemed given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery, at the following addresses (or at such other address for a party as shall be specified by like notice):


          (a) if to Parent or Sub, to

               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, TX  75024-3698

               Attention:  Charles R. Lotter, Esq.

               with copies to:

               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, TX  75024-3698

               Attention:  Jeffrey J. Vawrinek, Esq. and

               Weil, Gotshal & Manges LLP
               100 Crescent Court, Suite 1300
               Dallas, TX 75201

               Attention:  Michael A. Saslaw, Esq.

          (b) if to the Company, to

               Genovese Drug Stores, Inc.
               80 Marcus Drive
               Melville, NY  11747

               Attention:  Gene L. Wexler, Esq.

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, NY 10019

               Attention:  Alan C. Stephenson, Esq.

          SECTION 9.03. Definitions. For purposes of this
Agreement:

          An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          A "material adverse effect" on a party means a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

          A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

          A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this

Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of or schedule to the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter, to which such disclosure could reasonably be deemed to apply.

          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Entire Agreement; Third-Party
Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.04, Section 6.05 and Section 6.06, are not intended to confer upon any person other than the parties hereto any rights or remedies.

          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by opera tion of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                             J. C. PENNEY COMPANY, INC.,

                               by /s/ J. E. Oesterreicher
                                 -------------------------------
                                 Name:  J. E. Oesterreicher
                                 Title: Chairman of the Board
                                        Chief Executive Officer


                             LEGACY ACQUISITION CORP.,

                               by /s/ C. R. Lotter
                                 --------------------------
                                 Name:  C. R. Lotter
                                 Title: Vice President


                             GENOVESE DRUG STORES, INC.,

                               by
                                 --------------------------
                                 Name:
                                 Title:

                                                     EXHIBIT A










             RESTATED CERTIFICATE OF INCORPORATION

                              OF

                     SURVIVING CORPORATION

     FIRST: The name of the corporation ("Corporation") shall

be [                   ].

     SECOND: The address of the Corporation's registered

office in the State of Delaware is 1209 Orange Street, City of

Wilmington, County of new Castle, 19801. The name of the

Corporation's registered agent at such address is The

Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any

lawful at or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes of

stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of one dollar ($1)

par value.

     FIFTH: In furtherance and not in limitation of the powers

conferred by the laws of the State of Delaware, the Board of

Directors is expressly authorized and empowered:

     (a)  to make, alter, and repeal the Bylaws of the

          Corporation, subject to the power of the

          stockholders of the Corporation to alter or repeal

          any Bylaw made by the Board of Directors;

     (b)  subject to the laws of the State of Delaware from

          time to time to sell, lease, or otherwise dispose of

          any part or parts of the properties of the

          Corporation and to cease to conduct the business

          connected therewith or again to resume the same, as

          it may deem best; and

     (c)  in addition to the powers and authorities

          hereinbefore and by the laws of the State of

          Delaware conferred upon the Board of Directors, to

          exercise all such powers and to do all such acts and

          things as may be exercised or done by the

          Corporation; subject, nevertheless, to the

          provisions of said laws, of the Certificate of

          Incorporation as from time to time amended of the

          Corporation, and of its Bylaws.

     SIXTH: Any director or any officer of the Corporation

elected or appointed by the stockholders of the Corporation or by its Board of Directors may be removed at any time in such manner as shall be provided in the Bylaws of the Corporation.

     SEVENTH: A director of the Corporation shall not be

personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director,

except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for

acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the Delaware General Corporation

Law, or (iv) for any transaction from which the director

derived an improper personal benefit. If the Delaware General

Corporation law is hereafter amended to permit further

limitation on or elimination of the personal liability of the

Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall be exempt from such

liability for any such breach to the full extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing

provisions of this Article, or the adoption of any provisions inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in

respect of any act or omission of such director occurring

prior to such repeal, modification, or adoption of an

inconsistent provision.

     EIGHTH: The Corporation reserves the right at any time

and from time to time to amend, alter, change, or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of

whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this

Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                                     EXHIBIT B










               Form of Company Affiliate Letter


Dear Sirs:

          The undersigned refers to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, among J. C. PENNEY COMPANY, INC., a Delaware corporation, LEGACY ACQUISITION CORP., a Delaware corporation, and GENOVESE DRUG STORES, INC., a Delaware corporation. Capitalized terms used but not defined in this letter have the meanings given such terms in the Merger Agreement.

          The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned
(i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

          The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent in connection with any sale, assignment or transfer by gift or pursuant to Rule 144 or Rule 145(d)(1)) or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

          In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

          The undersigned acknowledges and agrees that (i) the Parent Common Stock issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel (the reasonable fees of which counsel will be paid by Parent in connection with any removal of legends pursuant to Rule 144(k), Rule 145(d)(2) or Rule 145(d)(3)) to the effect that such legends are no longer required for purposes of the Securities Act.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and, to the extent the undersigned has felt necessary, discussed such letter with the undersigned's counsel or counsel of the Company and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

          Parent shall be under no obligation to register the sale, transfer or other disposition of the shares of Parent Common Stock received by the undersigned as a result of the Merger or, except as set forth in this letter, to take any other action necessary in order to make compliance with an exemption from registration available.

          For a period of two years from the Effective Time, Parent shall file promptly all reports required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") in compliance with the Exchange Act and the Rules promulgated thereunder.


                                   Very truly yours,




Dated:

                                                       ANNEX I
                                                  TO EXHIBIT B









J. C. PENNEY COMPANY, INC.


          On                          , the undersigned sold the
securities of J. C.PENNEY COMPANY, INC. ("Parent") described below in the space provided for that purpose (the
"Securities"). The Securities were received by the undersigned in connection with the merger of LEGACY ACQUISITION CORP. ("Sub"), a subsidiary of Parent, with and into GENOVESE DRUG STORES, INC. (the "Company") pursuant to the Agreement and
Plan of Merger dated as of November 23, 1998 among Parent, Sub and the Company.

          Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                     Very truly yours,



Dated:

          [Space to be provided for description of securities.]

                                                     EXHIBIT C











                    [Letterhead of Parent]












                                         [             ], 199_


Weil, Gotshal & Manges LLP
100 Crescent Court
Suite 1300
Dallas, TX 75201

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019


Ladies and Gentlemen:

          In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, by and among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), Legacy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and the Company, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

          1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock", and together with the Class A Common Stock, the "Company Common Stock") will be converted into common shares of Parent ("Parent Common Stock") is the result of arm's length bargaining.

          3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

          4. (i) Parent has no present plan or intention, after, but in connection with, the Merger, to reacquire, or to cause any corporation that is related to Parent to acquire, any Parent Common Stock, except for repurchases of Parent Common Stock by Parent in connection with a repurchase program meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30. To the best knowledge of the management of Parent, no corporation that is related to Parent has a present plan or intention to purchase any Parent Common Stock following the Merger.

          (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

          5. Parent has no present plan or intention to make any distributions after, but in connection with, the

Merger to holders of Parent Common Stock (other than dividends made in the ordinary course of business).

          6. Neither Parent nor Sub (nor any other subsidiary of Parent) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Company
Common Stock.

          7. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no present plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

          8. Parent has no present plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, to cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in
Section 368(a)(2)(C) of the Code or Treasury Regulations Sections 1.368-1(d) or 1.368-2(k).

          9. Immediately following the Merger, the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

          10. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement and the Company Stockholder Agreement, neither Parent nor Sub has paid (directly or indirectly) or has agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred by the Company or any holder of Company Common Stock in connection with or as part of the Merger or any related transactions.

          11. Following the Merger, Parent intends to cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulations
Section 1.368-1(d)).

          12. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          13. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

          14. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

          15. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

          16. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

          17. Neither Parent nor Sub (nor any other subsidiary of Parent) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Merger Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          18. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock and payments made in respect of dissenting shares). For purposes of this representation, Company Common Stock redeemed for cash or other property furnished directly or indirectly by Parent will be considered as acquired by Parent for other than Parent Common Stock. Further, no liabilities of the Company or any holders of Company Common Stock will be assumed by Parent, nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Parent, will any of the Company Common Stock acquired by Parent in connection with the Merger be subject to any liabilities.

          19. The Merger Agreement, the Registration Statement and the other documents described in the Registration
Statement represent the entire understanding of Parent and Sub with respect to the Merger.

          20. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by Sub following the Merger) or business operations.

          21. The Merger is being undertaken for purposes of enhancing the business of Parent and for other good and valid business purposes of Parent.

          22. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

          The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

          The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.


                                Very truly yours,


                                J. C. PENNEY COMPANY, INC.,

                                by
                                  -------------------------
                                  Name:
                                  Title:

                                                     EXHIBIT D





                  [Letterhead of the Company]








                                                    [      ], 199_


Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Weil, Gotshal & Manges LLP
100 Crescent Court
Suite 1300
Dallas, TX 75201


Ladies and Gentlemen:

          In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, by and among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), Legacy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and the Company, the undersigned certifies and represents on behalf of the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

          1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

          2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock", and together with the Class A Common Stock, the "Company Common Stock") will be converted into common shares of Parent ("Parent Common Stock") is the result of arm's length bargaining.

          3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

          4. (i) Neither the Company nor any corporation related to the Company has acquired or has any present plan or intention to acquire any Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. To the best knowledge of the management of the Company, neither Parent nor any corporation that is related to Parent has a present plan or intention to purchase Company Common Stock (other than pursuant to the Merger) or any Parent Company Stock following the Merger .

          (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

          5. The Company has not made, and does not have any present plan or intention to make, any distributions (other than dividends made in the ordinary course of business or payments made in respect of dissenting shares) prior to, in contemplation of or otherwise in connection with, the Merger.

          6. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except with respect to Transfer Taxes, the Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

          7. Immediately following the Merger, the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

          8. Except as provided in the Merger Agreement, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock.

          9. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock and payments made in respect of dissenting shares). For purposes of this representation, Company Common Stock redeemed for cash or other property furnished, directly or indirectly, by Parent will be considered as exchanged for other than Parent Common Stock. Further, no liabilities of the Company or any holders of Company Common Stock will be assumed by Parent, nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of the Company, will any of the Company Common

Stock acquired by Parent in connection with the Merger be subject to any liabilities.

          10. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          11. The Company will not take, and, to the best knowledge of the management of the Company, there is no present plan or intention by stockholders of the Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

          12. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of its Company Common Stock. None of the Parent Common Stock that will be received by stockholder-employees of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder- employees will be for services actually rendered and will be determined by bargaining at arm's-length.

          13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

          14. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code.

          15. It is the Company's present intention to pay all Transfer Taxes attributable to the Merger out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

          16. The Merger Agreement, the Registration Statement and the other documents described in the Registration
Statement represent the entire understanding of the Company with respect to the Merger.

          17. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

          18. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Merger Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          19. As of the time of the Merger, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

          20. No holders of Class A Common Stock have dissenters' rights with respect to the Merger under applicable laws, and it is the belief of the management of the Company that dissenters' rights will not be perfected with respect to Class B Common Stock representing more than 20% of the total voting power of the Company Common Stock.

          21. The undersigned is authorized to make all the representations set forth herein.

          The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

          The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.


                                Very truly yours,

                                GENOVESE DRUG STORES, INC.

                                  by
                                  -------------------------
                                  Title:

                                                     Exhibit E


Opinion of General Counsel of Company. Parent and Sub shall have received an opinion of counsel from the General Counsel to the Company, dated the Closing Date, substantially to the effect that:

               (i) The incorporations and good standing of the Company and the Company Subsidiaries are as stated in the Merger Agreement; the capitalization of the Company and the Company Subsidiaries are as stated in the Merger Agreement as of the date of the Merger Agreement; the authorized shares of Company Common Stock are as stated in the Merger Agreement; all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound; and, to the knowledge of such counsel, except as set forth in the Merger Agreement, as of the date of the Merger Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or other voting securities of the Company or any Company Subsidiary.

               (ii) The Company has all requisite corporate power and authority to execute the Merger Agreement and to consummate the Transactions. The execution and delivery by the Company of the Merger Agreement and the consummation by the

          Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered the Merger Agreement, and, assuming the Merger Agreement constitutes a valid and binding obligation of each of the other parties thereto, the Merger Agreement constitutes its legal, valid and binding obligation.

               (iii) Except as set forth in Section 3.05 in the Company Disclosure Letter, the execution and delivery by the Company of the Merger Agreement does not, and the consummation of the Merger and the other Transactions and compliance with the terms thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or
          (iii) subject to the filings and other matters referred to in Section 3.05(b) of the Merger Agreement, any Judgment or Applicable Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

               (iv) To the knowledge of such counsel, no Consent of, or registration, declaration or filing with, any Governmental Entity which has not been obtained is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, other than any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

               (v) To the knowledge of such counsel, except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, there is no Company Litigation that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any Company Order outstanding against the Company or any Company Subsidiary.

               (vi) There shall be a statement to the effect that in the course of the preparation of the Form S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Form S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Form S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Form S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time the Form S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and the Company Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates should be attached to and delivered with such opinion. Such opinion shall be limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

                                                     Exhibit F











       [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]



                                   [Date]



[Parent]
[Addressee]

Ladies and Gentlemen:

          You have requested our opinion with respect to

certain matter of Delaware law involving the Agreement and

Plan of Merger (the "Agreement") dated as of November ___,

1998 among [Parent], a Delaware corporation ("Parent"), Legacy

Acquisition Corp., a Delaware corporation ("Sub"), and

[Refill], a Delaware corporation (the "Company"). In

connection with your request for our opinion, Cravath, Swaine

& Moore, counsel to the Company, has supplied to us and we

have reviewed the Agreement. We have not reviewed any other

documents in connection with your request, including the

certificate of incorporation or bylaws of the Company, or any of the documents referred to in the Agreement, including

the exhibits and schedules thereto, or any documents relating to employee benefits, and we have assumed that nothing in any such document that we have not reviewed is contrary to or

inconsistent with the opinions expressed herein. We have also assumed (1) that each of the parties to the Agreement was duly organized under the laws
of the State of Delaware and is validly existing and in good standing under such laws, with full power to execute, deliver and perform the Agreement, and that such execution, delivery and performance was duly authorized by all necessary corporate action on the part of each such party, (2) that the Agreement was duly executed and delivered by all parties thereto, (3)

that the Agreement has been duly and validly approved by the requisite vote of the stockholders of the Company, and (4)

that the Agreement constitutes the legal, valid and binding

obligation of Parent and Sub, enforceable against each such

party in accordance with its terms. We have also assumed that the directors of the Company acted in accordance with their

fiduciary duties in approving the Agreement and the

Transactions. Capitalized terms used but not defined herein

shall have the meaning set forth in the Agreement. No opinion is expressed herein with respect to the Delaware Securities

Act, 6 Del.C. ss. 7301 et seq. Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Agreement constitutes the

legal, valid and binding obligation of the Company,

enforceable against the Company in accordance with its terms,

except that such enforceability may be limited by (i)

bankruptcy, insolvency, reorganization, receivership,

fraudulent conveyance, moratorium or other laws of general

application relating to
or affecting the enforcement of creditors' rights and

remedies; (ii) the application of equitable principles

(regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) standards of good

faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of certain rights and

remedies.

          The foregoing opinion is subject to the following

limitations and exceptions:

          (a) We express no opinion with respect to any

document referred to or incorporated by reference in the

Agreement.

          (b) We express no opinion with respect to Sections

8.03 or 8.04 of the Agreement to the extent that such

provisions purport to render ineffective any waiver or

amendment not in writing, or with respect to Section 9.10 of the Agreement, regarding enforcement of the Agreement.

          (c) We express no opinion with respect to Section

1.06 of the Agreement, regarding directors of the Surviving

Corporation, or Section 5.02 of the Agreement, regarding

Acquisition Proposals.

          (d) We express no opinion with respect to Section

6.03 of the Agreement to the extent such provision requires

the Company to enter into any Settlement.

          This opinion letter is addressed to you and is for

your sole benefit in connection with the transactions contemplated hereby and may not be delivered to or relied upon by anyone else without our express written consent.

                                    Very truly yours,

                                                     Exhibit G









Opinion of General Counsel of Parent. The Company shall have received opinions from the General Counsel of Parent, dated the Closing Date, substantially to the effect that:

               (i) The incorporation and good standing of Parent and the Parent Subsidiaries are as stated in the Merger Agreement; the capitalization of the Parent and Sub are as stated in the Merger Agreement as of the date of the Merger Agreement; the authorized shares of Parent and Sub are as stated in the Merger Agreement; all outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time or pursuant to the Merger Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound; and to the knowledge of such counsel, except as set forth in the Merger Agreement, as of the date of the Merger Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt or other voting securities of Parent.

               (ii) Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation.

               (iii) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) Parent Charter or Parent Bylaws, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b) of the Merger Agreement, any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

               (iv) To the knowledge of such counsel, no Consent of, or registration, declaration or filing with, any Governmental Entity which has not been obtained is required to be obtained or made by or with respect to the Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party and the consummation of the Transactions, other than any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

               (v) To the knowledge of such counsel, except as disclosed in the Filed Parent SEC Documents, there is no Parent Litigation that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, nor is there any Parent Order outstanding against Parent or any Parent Subsidiary, in the case of any Parent Subsidiary, that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

               (vi) There shall be a statement to the effect that in the course of the preparation of the Form S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Form S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Form S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Form S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the Form S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               In rendering such opinion, counsel for Parent may rely as to matters of fact upon the representations of officers of Parent and the Parent Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates shall be attached to or delivered with such opinion. Such opinion shall be limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the laws of the United States of America.

                                                     Exhibit H










[TO BE SUBSTANTIALLY IN THE FORM OF THE MORRIS, NICHOLS,
ARSHT & TUNNELL OPINION SET FORTH IN EXHIBIT F]